Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT, Inc.

Announces Completion of 1-for-10 Reverse Stock Split

NEW YORK, NY, March 15, 2018– New York REIT, Inc. (the “Company” or “NYRT”) (NYSE: NYRT) announced today that its previously announced 1-for-10 reverse stock split of common stock became effective today at 5:00 p.m. Eastern Time (the “Effective Time”). NYRT’s common stock will continue to trade on the New York Stock Exchange under the symbol “NYRT,” and, starting on March 16, 2018, under a new CUSIP number: 64976L 209.

At the Effective Time, every 10 issued and outstanding shares of common stock were converted into one share of common stock. As a result of the reverse stock split, the number of outstanding shares of NYRT’s common stock was reduced from 167,928,730 to approximately 16,792,873.

No fractional shares were issued in connection with the reverse stock split. Instead, cash will be paid in lieu of any fractional share that would have otherwise resulted from the reverse stock split. The reverse stock split applied to all of NYRT’s outstanding shares of common stock and therefore did not affect any stockholder’s relative ownership percentage. Stockholders will receive information from NYRT’s transfer agent regarding their stockholdings following the reverse stock split as well as any cash in lieu payments that may result from the reverse stock split. Stockholders were not required to take any action to effectuate the exchange of their shares.

The reverse stock split is intended to increase the likelihood that NYRT’s common stock will continue to trade at a market price above $1.00, helping the Company to continue to remain in compliance with New York Stock Exchange listing requirements as it completes its plan of liquidation.

About New York REIT, Inc.

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. NYRT’s shareholders recently adopted a plan of liquidation pursuant to which NYRT is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value. Additional information about NYRT can be found on its website at www.nyrt.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT’s most recent Annual Report on Form 10-K, and in future filings with the SEC. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media:	Investor Relations:
Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jkeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Wendy Silverstein, Chief Executive Officer and President New York REIT, Inc. wsilverstein@nyrt.com (617) 570-4750	John Garilli, Chief Financial Officer, Treasurer, and Secretary New York REIT, Inc. jgarilli@nyrt.com (617) 570-4750